Staffing 360 Solutions Announces the Appointment of Staffing Industry Veteran Jeff R. Mitchell as Chief Financial Officer

Seasoned Accounting Executive and Former Select Staffing CFO to Drive Financial Reporting and Support Company’s International Consolidation Strategy

New York, NY – March 27, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare, and cybersecurity industries, today announced that Jeff R. Mitchell has been appointed Chief Financial Officer of the company.

“Jeff Mitchell is a distinguished CFO whose considerable experience in the staffing industry is a major development as he joins our growing team,” stated Brendan Flood, the Company’s Executive Chairman. “We believe that his experience leading over 40 acquisitions in the staffing sector will help accelerate the execution of our consolidation strategies, both in the U.S. and internationally.”

As a seasoned executive with over 25 years of finance and accounting experience at both private and public companies, Mr. Mitchell brings a high degree of knowledge and M&A expertise in the staffing industry. Prior to joining Staffing 360 Solutions, Mr. Mitchell was CFO of two publicly traded companies, AWG International Water Corporation (OTCBB), from 2012 to 2014, and Command Center, Inc. (OTCBB) from 2010 to 2012. Mr. Mitchell also served as the CFO of Select Staffing from 2005 to 2010, during which time Select Staffing consummated over 40 acquisitions in the staffing industry as part of its M&A strategy, which contributed $1.3 billion in revenue. He also coordinated the business plan and credit agreements at Select Staffing to re-capitalize numerous times through traditional debt with various marquee investment banks including Goldman Sachs, BNP Paribas and Bank of the West.

“Jeff continues to impress me with his deep staffing knowledge and expertise,” noted A.J. Cervantes, Vice Chairman and President of Staffing 360 Solutions. “With a broad array of skills, he is the kind of executive with the experience and intelligence who can support our M&A strategy, strengthen our financial reporting and take Staffing 360 to the next level.”

“It is clear to me that Staffing 360 Solutions has the potential to become a major force in the staffing industry,” said Mr. Mitchell. “Working side-by-side with the senior management of Staffing 360 I look forward to executing and assimilating the current pipeline of accretive acquisitions they have developed to date, all while positioning Staffing 360 Solutions as a preeminent public company that can deliver superior results in countries around the world.”

Mr. Mitchell had prior experience at Rio Tinto PLC & Kennecott Exploration Company, where he served as a Director of Financial Services (North America) and Controller (North & South America) from 1998 to 2003. In his earlier career, he gained substantive audit experience while servicing the clients of Price Waterhouse (now PricewaterhouseCoopers) in Salt Lake City. Mr. Mitchell passed the Certified Public Accountant exam and holds a BS degree in Accounting from the University of Utah.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com